Exhibit 99.1
Media Contact:
Marc Abshire
+1-571-434-5151
marc.abshire@neustar.biz
Former Verizon Executive Paul Lacouture Joins NeuStar’s
Board of Directors
STERLING, Va., November 2, 2007 – NeuStar, Inc. (NYSE: NSR) today announced the appointment of Paul Lacouture to its Board of Directors. Lacouture is the former executive vice president of engineering and technology at Verizon Telecom, having retired in August 2007.
A 35-year veteran of the communications industry, Lacouture most recently was responsible for the designing and planning of Verizon’s multi-billion-dollar Telecom Network Capital Program, and also led organizations that designed, built and implemented FTTP and video networks. Earlier, he was president of the Verizon Network Services Group, with a management portfolio that included National Network Operations, Real Estate, and Corporate Sourcing. Prior to the Bell Atlantic/GTE merger in July 2000, Lacouture was president of the Network Services group at Bell Atlantic. Lacouture holds a bachelor’s degree in electrical engineering from Worcester Polytechnic Institute, where he currently sits on the Board of Trustees, and also holds an MBA from Northeastern University.
“It is truly a privilege to welcome Paul to NeuStar’s Board,” said Jeff Ganek, chairman and CEO of NeuStar. “He is a distinguished leader with outstanding credentials and a truly impressive record of accomplishments at Verizon. Paul shares our vision for the future and our passion for this business, and his foresight will prove extremely valuable as

NeuStar continues to provide premium, world-class services to our customers across the global communications industry.”
In his new role, Lacouture joins NeuStar directors James Cullen, former president and COO of Bell Atlantic Corporation; Ross Ireland, former senior executive vice president of Services and CTO of SBC Communications Inc.; Dr. Kenneth Pickar, Visiting Professor of Mechanical Engineering at the California Institute of Technology; Jeff Ganek, Chairman and CEO of NeuStar; Hellene Runtagh, former CEO and President of Berwind Group; Joel Friedman, former president of Accenture’s Business Process Outsourcing organization; and Michael Rowny, chairman of Rowny Capital and former president and CEO of MCI’s International Ventures, Alliances, and Correspondent group. The company’s board now totals 8 members, 7 of whom are non-employee directors.
###
About NeuStar
NeuStar (NYSE: NSR) is a provider of clearinghouse and directory services to the global communications and Internet industry. Visit NeuStar online at www.neustar.biz.